Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Rachel Lipsitz
(858) 646-8032	(619) 849-5378
rlipsitz@pnlifesciences.com

QUIDEL REPORTS FIRST QUARTER 2008 RESULTS

Earnings Per Share Increased 86 Percent to $0.26 on a 20 Percent Increase in Revenues

SAN DIEGO, Calif., April 23, 2008 – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced financial results for the three months ended March 31, 2008.

Recent Highlights:

•                  Global revenues were $40.9 million, a 20 percent increase over prior year’s first quarter

•                  Earnings per share increased 86 percent to $0.26 per share over first quarter 2007

•                  Infectious disease product revenues increased 34 percent to $32.2 million

•                  Operating income increased 75 percent to $13.6 million

•                  Operating margin increased sharply to 33 percent of revenue

•                  Cash provided by operations increased 61 percent to $25.9 million

•                  Repurchased 460,000 shares of Company stock for a total of $6.6 million

•                  Received FDA CLIA waiver for QuickVue® RSV (respiratory syncytial virus) test

First Quarter 2008 Results

For the first quarter of 2008, total revenues were $40.9 million, compared with $33.9 million for the first quarter of 2007. The 20 percent increase in revenues was driven by exceptionally strong growth from the influenza and RSV product lines within the infectious disease product family.  The influenza rapid test growth was partially aided by a late and strong domestic flu season which hit in February during the quarter.  This very strong performance was partially offset by revenue softness in non-seasonal products which enjoyed a strong fourth quarter 2007.

Net income for the first quarter of 2008 was $8.6 million, or $0.26 per diluted share, compared with net income of $4.8 million, or $0.14 per diluted share, on a fully diluted basis for the prior-year first quarter. Operating income for the 2008 first quarter reached $13.6 million, or 33 percent of total revenue, compared with operating income of $7.7 million, or 23 percent of total revenue, for the first quarter of 2007. Stock-based compensation expense was $1.0 million for the first quarter of 2008, compared with $1.3 million for the first quarter of 2007.

“Based upon our flu incidence surveillance and the knowledge that the Southern Hemisphere reported emerging strains of influenza not included in the North American vaccine, we prepared for a very strong flu season.  We enabled our distributor partners and end-users to fully meet the strong demand for our influenza tests and were successful in supplying them to record domestic quarterly growth of 80 percent. We won many new customers in both the physician office and acute care with the performance of our test and our excellent service.  College campuses, which experienced extraordinary need for testing, were added to our customer base as well as retail clinics which dramatically increased their usage this season.  I am proud of the Quidel team for extraordinarily delivering on the promise of our Quidel Value Build “QVB” initiatives,” said Caren Mason, president and chief executive officer of Quidel.

Liquidity

In the first quarter of 2008, the Company repurchased approximately 460,000 shares of its common stock for $6.6 million under the Company’s previously announced share repurchase program. A total of $14.9 million remains available for stock repurchase under our currently authorized program.  Even after the effect of the stock repurchase, cash and cash equivalents as of March 31, 2008, were $64.5 million.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other business matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). During the conference call, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial (888) 713-4209, or from outside the U.S., dial (617) 213-4863, and enter the passcode 13480657. A live webcast of the call can be accessed at www.quidel.com and the Web site replay will be available until May 6, 2008. The telephone replay will be available for 48 hours beginning today at 7:00 p.m. ET (4:00 p.m. PT) by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 24010350.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com,  www.colorectal-test.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

[Table follows]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three months ended
	March 31,
	2008	2007
	(unaudited)

Total revenues	$40,865	$33,934

Cost of sales (excludes amortization of intangibles assets)	14,127	12,952
Research and development	3,067	3,364
Sales and marketing	5,320	4,655
General and administrative	3,639	3,696
Amortization of intangibles	1,151	1,524

Total costs and expenses	27,304	26,191

Income from operations	13,561	7,743

Interest expense	(175)	(183)
Interest income	531	442
Other, net	(15)	(40)

Total other income	341	219

Income before taxes	13,902	7,962

Income tax expense	5,352	3,145

Net income	$8,550	$4,817

Basic earnings per share	$0.27	$0.15
Diluted earnings per share	$0.26	$0.14

Weighted shares used in basic per share calculation	32,001	32,655
Weighted shares used in diluted per share calculation	32,835	33,629

Gross profit as a % of total revenues	65%	62%
Research and development as a % of total revenues	8%	10%
Sales and marketing as a % of total revenues	13%	14%
General and administrative as a % of total revenues	9%	11%
Income from operations as a % of total revenues	33%	23%

Condensed balance sheet data (in thousands):	3/31/08	12/31/07

Cash and cash equivalents	$64,541	$45,489
Working capital	80,303	70,259
Total assets	134,202	133,838
Long term obligations	8,912	9,161
Stockholders’ equity	110,956	107,703